EXHIBIT 99.2

Alpha and Omega Semiconductor Limited

Prepared Remarks of Investor Conference Call

for the Quarter Ended September 30, 2015

November 5, 2015

So-Yeon Jeong (Moderator):

Good afternoon, everyone, and welcome to the Alpha and Omega Semiconductor’s conference call for fiscal 2016 first quarter financial results. This is So-Yeon Jeong, Investor Relations representative for the company. I am here with Dr. Mike Chang, our CEO, and Yifan Liang, our CFO. This call is being recorded and broadcasted live over the Web and can be accessed for seven days following the call via the link in the Investor Relations section of our website at www.aosmd.com.

The earnings release was distributed by globe newswire today, November 5, 2015, after the market closed. The release is also posted on the company's website. Our earnings release and this presentation include certain non-GAAP financial measures. We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in our earnings release.

We would like to remind you that during the course of this conference call, we will make forward-looking statements, including discussions of business outlook and financial projections. These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations. For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC. We assume no obligations to update the information provided in today's call.

Now, I’ll turn the discussion over to our CFO to provide an overview of the first fiscal quarter financial results.

Yifan Liang (Chief Financial Officer):

Thank you, So-Yeon. Good afternoon and thank you for joining us. To begin, I will discuss financial results for the quarter. Then I’ll turn it over to Mike, our CEO, who will review the company’s business highlights and I will follow-up with our guidance for the next quarter. Finally, we’ll reserve time for questions-and-answers.

Revenue for the September quarter was $81.4 million, flat compared to the prior quarter, and a decrease of 7.7% from the same quarter last year. As expected, the flattish quarter over quarter and the year over year decrease in revenue reflected the below normal seasonality due primarily to a combination of the macroeconomic headwinds and channel inventory digestion prior to the Skylake ramp.

In terms of product mix, MOSFET revenue was $59.9 million, down 5.6% sequentially and 7.7% year over year. Power IC revenue was $17.5 million, up 20.4% from the prior quarter and down 8.6% from a year ago. Service revenue was $4.0 million as compared to $3.5 million for the prior quarter and $4.2 million for the same quarter last year.

In terms of segment mix, this quarter’s Computing segment represented 46% of the total revenue, Consumer 21.3%, Power Supply and Industrial 18.3%, Communication 9.2%, Service 4.9% and Others 0.3%.

Gross margin was 18.5% for the September quarter, as compared to 17.6% in the prior quarter and 20.6% for the same quarter last year. The increase in gross margin quarter over quarter was mainly driven by the improved product mix.

Operating expenses for the quarter were $15.8 million, compared to $16.2 million for the prior quarter and $16.4 million for the same quarter last year. The lower operating expenses quarter over quarter were primarily due to the fluctuation of our new product introduction expenses, which tend to correlate to the timing of tape-outs.

Income tax expense was $1.2 million for the quarter, flat compared to the prior quarter and the same quarter last year.

Net loss for the quarter was approximately $2.0 million or 9 cents loss per share, as compared to 12 cents loss per share for the prior quarter and 2 cents earnings per share for the same quarter last year. Net loss in the September quarter included $0.8 million share-based compensation charge as compared to $1.2 million in the prior quarter and $1.1 million for the same quarter last year.

Non GAAP EPS for the September quarter was 5 cents loss per share as compared to 7 cents loss per share for the prior quarter and 6 cents earnings per share for the same quarter last year.

We continue to generate positive cash flow. Cash flow from operations was $7.8 million for the September quarter compared to $9.4 million for the prior quarter and $7.6 million for the same quarter last year.

EBITDAS for the September quarter was $6.9 million compared to $6.1 million for the prior quarter and $9.9 million for the same quarter last year.

Moving on to the balance sheet.

We completed the September quarter with cash and cash equivalents balance of $72.9 million, as compared to $106.1 million at the end of last quarter and $117.8 million a year ago. During the quarter, we repurchased approximately 3.9 million shares for a total amount of $35.2 million, including $30 million through modified Dutch auction tender offer.

Net trade receivables were $37.2 million, as compared to $38.8 million at the end of last quarter and $35.1 million for the same quarter last year. Day Sales Outstanding for the quarter was 44 days compared to 36 days in the prior quarter.

During the quarter, we continued to make good progress in tightly managing our inventory. Net inventory was $62.0 million at the quarter-end, down from $64.2 million for last quarter and from $68.4 million for the prior year. Average days in inventory were 86 days for the quarter compared to 87 days in the prior quarter.

Net Property, Plant and Equipment balance was $117.4 million, as compared to $119.6 million last quarter and $120.9 million for the prior year. Capital expenditures were $6.0 million for the quarter. Our expectation for FY2016 capital expenditure remains in the range of $15 million to $20 million.

With that, now I would like to turn the call over to our CEO, Dr. Mike Chang, who will provide the business highlights for the quarter.

Mike Chang (Chief Executive Officer):

Thank you, Yifan.

For our fiscal Q1 2016, the total revenue of $81.4 million came in within our guidance range. While revenue was slightly shy of the mid point, the gross margin marked at the high end of the guidance on account of a favorable product mix, which led us to deliver a better than expected bottom line for the September quarter.

Our team executed well in the challenging market conditions as we carried out the initiatives under the recovery plan. First, we continued to gain traction in the deployment of our Low Voltage DMOS products and Power IC solutions on Skylake platform. We are also encouraged to see that the progressive improvement in new design-ins and -wins in the September quarter, which is continuing into the current quarter. Second, we further strengthened our focus areas of Power Supply and Industrial as well as Communication. The accelerated adoption of our quick charger and Alpha DFN solutions led to growing business. Simultaneously, we reduced internal inventory as well as inventory in the channel, paving the way for the upcoming product replacement. I will discuss in more details on these highlights in the following segment report.

But before I do so, let me take a moment to elaborate our business momentum in China. Revenue from China demonstrated steady growth quarter after quarter and accounted for 31% of our total revenue in the September quarter. Our recently launched mobile strategy initiatives that include quick charger and smartphone battery management applications are progressing well in China. We grew the mobile application revenue with our new products, seizing the momentum of good timing. Chinese ODM manufacturers are increasingly playing a bigger role in the global mobile industry, and the local mobile demand is expanding as well. Putting these all together, we achieved about 4% sequential increase and 22% growth from a year ago in the region against softening China economic conditions.

As the Chinese markets become more relevant to us, we took additional actions to create new competitive advantages that can fuel sustainable growth for AOS. As announced previously in September, we entered into a preliminary agreement with the Chongqing authority to form a joint venture for a new power semiconductor manufacturing facility in Chongqing, China. Under the proposed agreement, the initial capitalization of the joint venture is expected to be approximately $300 million. The Chongqing authority would own 49% of the venture's equity and invest in cash. AOS would own 51% of the equity and contribute primarily its existing assembly and testing equipment as well as certain intellectual property related to the operation of the facility. This is a long-term project that will be divided into multiple stages, and we are targeting 2017 for the commencement of manufacturing operations by the new facility. While it is too early to talk precisely about the benefits and impacts of the project as we are still negotiating a definitive joint venture agreement, we are very excited about the opportunities that the venture offers. Needless to say, China is a huge market for us because it consumes over 40% of the worldwide power semiconductor. Many prospective customers are based in Chongqing, which is rapidly becoming a significant high-tech manufacturing center. We believe that this joint venture will enhance our ability to create and develop new and productive business relationships with local customers, which will help us penetrate into new markets and further expand our sales in China.

Now I’ll provide some details of the progress in our various end-markets. First, Computing segment: It was 46% of the total revenue for the quarter. As expected, it dropped 2.3% sequentially and 10.1% year over year due mainly to the channel inventory digestion prior to the Skylake ramp. We believe we are now poised to enter into a new product cycle with our solid Skylake design activities. The trend of replacing discrete solutions with integrated solutions is firming up. Our unique offering of highly efficient Power IC products together with high performance Low Voltage DMOS products bodes well with evolving market requirements for smaller and more efficient power management in the latest Computing platforms. Although our Computing revenue is projected to reflect the low seasonality in the December quarter, we are encouraged by the steady share gains supported by our new products. This momentum coupled with Skylake BOM expansion will lead us to achieve a modest revenue growth in 2016 against continued decline of the PC market.

Second, Consumer segment: The revenue was 21.3% of the total. It grew 11.8% sequentially but decreased by 1.8% compared to the prior year as macroeconomic conditions continued to affect overall demand. The sequential growth was due largely to the seasonal strength in our major Korean TV customer. In this mature market segment, we established a strong position in the emerging 4K TVs, where our High Current power IC products offer a significant advantage in size and efficiency. While we anticipate weaker demand during the low season, we remain positive as we have secured a solid position at our key customers’ 2016 models.

Shifting now to Power Supply and Industrial: It was 18.3% of the total revenue for the September quarter. This marks another 8.5% sequential growth after posting approximately 10% increase in the prior quarter. The gain from quick charger products almost compensated the impact from the ongoing mix management of High Voltage products, which resulted in a flattish year over year revenue.

The momentum in the quick charger application that I talked about in the June quarter continued into the September quarter. Bolstered by the superior performance of our Medium Voltage products, we were able to penetrate the market relatively early, and have firmly secured our positions at key manufacturers in China. We intend to leverage our technology and customer relationship to capture more emerging opportunities. We expect Power Supply and Industrial revenue to continue to grow in the December quarter.

Next, Communication Segment: The revenue was 9.2% of the total revenue, which was down 6.2% sequentially and 5.2% from last year due to decline of traditional feature phones. Meanwhile, our Alpha DFN solution in smart phone battery management application is rapidly replacing the existing one. However, due to delayed equipment delivery our capacity could not increase fast enough to accommodate the growing demand during the September quarter. This resulted in lower sell-in revenue yet stronger sell-through revenue. The new equipment will be installed in the December quarter to expand capacity for our Alpha DFN product line. Looking into the December quarter that is typically a weaker season for the Communication Segment, we think that our revenue can actually stay flat as we start to catch up the Alpha DFN backlog. We expect to see the materialization of the growing demand with this capacity expansion starting from the March quarter.

In summary, we managed through market challenges and reported better than expected bottom line aided by favorable product mix. We garnered key design-ins and -wins with Skylake, quick charger and smart phone battery management applications. We also tightly managed our inventory level to pave the way for the forthcoming product replacement cycle.

A lot of hard work at AOS in the past few years is yielding positive signs. While our December guidance reflects a sense of caution due to macroeconomic conditions, I am optimistic about our growth outlook fueled by healthy adoption of our new products that carry higher margin. In the mature segments of Computing and Consumer, we expect to grow modestly. In our focus areas, namely Power supply and Industrial and Communication segments, we are entering into emerging new product cycles as planned and expect to convert our design-wins to meaningful revenue. This momentum is a testament to our diversification efforts and I am confident that we will continue our recovery path to form a stronger company. We are committed to deliver solid growth and profitability in calendar year 2016.

Yifan Liang: Guidance for the next quarter

As we look forward to the second quarter of fiscal year 2016, we expect:

•	Our December quarter’s revenue to be in the range of $77 million to $81 million.
•	GAAP gross margin is expected to be approximately 17.5% plus or minus 1%.
•	GAAP operating expenses are expected to be in the range of $15.5 million to $17.5 million.
•	Tax expenses are expected to be about $1.1 million to $1.3 million.
•	Our share-based compensation should range from $1.0 million to $1.2 million.

As per our regular practice, we are not assuming any obligations to update this information.

With that, we will open up the floor for questioning.

Closing:

This concludes our earnings call today. Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating income/(expenses), tax expenses, net income/(loss), and share-based compensation expenses, expectation with respect to the joint venture with Chongqing government and anticipated benefits and timing; statements regarding market segments; expectation with respect to improvement in profit, our recovery progress and competitive position; our ability and strategy to develop new products, expand our sales, revenue and profitability, growth in revenue and market share, including adoption of low-voltage and power IC products; seasonality fluctuation in customer demand; the execution of our business plan, and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the decline of the PC industry and our ability to respond to such decline, our ability to introduce or develop new and enhanced products that achieve market acceptance, the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level, and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 filed on August 27, 2015 and the Quarterly Reports on Form 10-Q. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.

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